UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 25, 2019

RISE GOLD CORP.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-53848	30-0692325
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

650 – 669 Howe Street

Vancouver, British Columbia

Canada

(Address of principal executive offices)

V6C 0B4

(Zip Code)

Registrant’s telephone number, including area code:  (604) 260-4577

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the exchange Act (17 CFR 240.13e -4)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ❑

Item 8.01

Other Events

On November 25, 2019, we announced that that our Board of Directors approved a 1-for-10 reverse split (consolidation) of the Company’s authorized and issued shares of common stock with a par value of US$0.001 per share in accordance with Nevada law (NRS Section 78.207). It is proposed that the reverse split will be effective as of the market open on or about December 16, 2019 on the Canadian Securities Exchange (the “CSE”) and the OTCQB. No financings are contemplated in conjunction with the consolidation.

The reverse split will result in each outstanding ten pre-split shares of common stock automatically combining into one new share of common stock without any action on the part of shareholders.  The total number of outstanding shares of common stock will be reduced from approximately 220.5 million to approximately 22 million shares.  The Company’s authorized number of shares of common stock will also be proportionately decreased from 400 million to 40 million shares, each as a result of the reverse split and pursuant to Nevada Resided Statutes (NRS Section 78.207).  No fractional shares will be issued as a result of the reverse split as any fractional shares resulting from the reverse split will be rounded up to the nearest whole share on a “per shareholder” basis.

The Company’s shares of common stock will continue to trade in Canada on the CSE under the symbol “RISE” and in the United States on the OTCQB under the symbol “RYES.” The shares will trade under a new CUSIP Number 76760M 200. Capital Transfer Agency, the Company’s transfer agent, will act as exchange agent for the reverse split.

Item 9.01

Financial Statements and Exhibits

Exhibit

No.

Description

99.1

Press release dated November 25, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  November 25, 2019

RISE GOLD CORP.

/s/ Benjamin Mossman
Benjamin Mossman
Chief Executive Officer